EXHIBIT 23.0

We consent to the incorporation by reference in First Savings Financial Group, Inc.’s Registration Statements on Form S-8 (File Nos. 333-154417 and 333-166430) of our report dated December 29, 2014 contained in the annual report for the year ended September 30, 2014 appearing in this Form 10-K.

/s/ Monroe Shine & Co., Inc.

New Albany, Indiana

December 29, 2014